Exhibit 4.2

THE SYMBOL “[**]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) TREATED AS PRIVATE OR CONFIDENTIAL.

Execution Version

FIRST AMENDMENT TO TRANSACTION AGREEMENT

This FIRST AMENDMENT TO TRANSACTION AGREEMENT (this “First Amendment”) is made and entered into as of the first day of December, 2021, by and among Patria Investments Limited, a Cayman Islands exempted company with limited liability (“PIL”), Patria Investments LATAM S.A., a corporation (sociedad anónima) duly incorporated under the laws of Uruguay (“PIL Uruguay”), Moneda Asset Management SpA, a Chilean simplified corporation (Sociedad por Acciones) (the “Company”), and Fernando Tisné Maritano and Alfonso Duval García-Huidobro, in their capacity as Representatives, on behalf of the Moneda Shareholders, and, solely for purposes of Article 10 (Shareholder Guaranty) and Article 11 (Miscellaneous) of the Agreement, the Guarantors (in each case, as defined in the Agreement detailed below).

RECITALS

WHEREAS, on September 3, 2021, PIL, PIL Uruguay, the Company, the Moneda Shareholders, solely for purposes of Article 10 (Shareholder Guaranty) and Article 11 (Miscellaneous) of the Agreement, the Guarantors (as defined in the Agreement), and, solely for purposes of Section 11.5 (Moneda Shareholders’ Representatives) of the Agreement, the Representatives, entered into a Transaction Agreement (as the same may be amended or supplemented from time to time in accordance with its terms, the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement;

WHEREAS, the Parties and, solely with respect to Article 10 (Shareholder Guaranty) and Article 11 (Miscellaneous) of the Agreement, the Guarantors, acting in accordance with Section 11.1 (Amendments; Waiver) and Section 11.5 (Moneda Shareholder’s Representatives) of the Agreement, as applicable, desire to amend the Agreement on the terms and subject to the conditions set forth herein; and

WHEREAS, Inversiones Orobanca Limitada has conducted a corporate reorganization to: (a) spin off a portion of its shares in the Company to a newly formed entity, Futrono Investment SpA; (b) spin off its shares in a newly formed entity resulting from the spin-off of the Company (MAM II as defined in Exhibit A of the Agreement), to another newly formed entity (Inversiones Oropax); and (c) convert to a simplified corporation (sociedad por acciones) and amend its statutory name to Futrono Corp. SpA.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Guarantors hereby agree as follows:

1. Exhibit A of the Agreement shall be amended and restated in its entirety as set forth in Exhibit A to this First Amendment.

2. Annex A of the Agreement shall be amended and restated in its entirety as set forth in Annex A to this First Amendment.

3. Annex B of the Agreement shall be amended and restated in its entirety as set forth in Annex B to this First Amendment.

4. A new definition shall be included in Section 1.1 (Certain Definitions) of the Agreement, as follows:

“Newly Formed SpA” means Inversiones VA SpA, a Chilean simplified corporation (Sociedad por Acciones) formed as part of the Pre-Closing Reorganization, which shareholders include MAM III SpA, and certain senior executives and other employees of the Moneda Entities in accordance with Exhibit F hereto, and which will own approximately three point ninety four percent (3.94%) of MAM II HoldCo immediately prior to the Merger.”

5. The definition of “Newly Formed FIP” in Section 1.1 (Certain Definitions) of the Agreement shall be deleted, and all references in the Agreement thereto, shall be and shall be deemed replaced by, references to the new definition of “Newly Formed SpA” for all purposes.

6. The definition of “Ancillary Agreements” in Section 1.1 (Certain Definitions) of the Agreement shall be amended and restated in its entirety, as follows:

“Ancillary Agreements” means (a) the Registration Rights Agreement, (b) the Voting Agreement, (c) the Allocation Agreement, (d) each Pledge and Lock-Up Agreement, (e) the Plan of Merger and (f) any other certificates, instruments, or agreements being executed and delivered in connection with this Agreement and the Transactions, including any exhibits or attachments to any of the foregoing or this Agreement.”

7. The definition of “Initial Adjustment Amount” in Section 1.1 (Certain Definitions) of the Agreement shall be amended and restated in its entirety, as follows:

“Initial Adjustment Amount” means an aggregate amount (converted into dollars at the Applicable Exchange Rate for the Closing Date) equal to (a) the Net Working Capital Adjustment Amount (which may be a positive or negative number), plus (b) the Cash Adjustment Amount (whether positive or negative), minus (c) the Indebtedness Adjustment Amount. For the avoidance of doubt, the Initial Adjustment Amount may be a positive or negative number.

8. The definition of “Next Generation Retention Plan” in Section 1.1 (Certain Definitions) of the Agreement shall be amended and restated in its entirety, as follows:

“Next Generation Retention Plan Agreements” means those certain Anexos Contrato Individual de Trabajo to be entered into by and between (a) each executive of a Moneda Entity designated in writing by the Representatives in consultation with PIL, and such Moneda Entity, in each case, on or about January 30, 2022 and substantially in the form set forth in Exhibit B-1 to the First Amendment; (b) each executive of a Moneda Entity designated in writing by the Representatives in consultation with PIL, and such Moneda Entity, in each case, on or about January 30, 2022 and substantially in the form set forth in Exhibit B-2 to the First Amendment; and (c) each executive of a Moneda Entity designated in writing by the Representatives in consultation with PIL, and such Moneda Entity, in each case, on or about January 30, 2023 and substantially in the form set forth in Exhibit B-3 to the First Amendment.”

9. The definition of “Target Net Working Capital” in Section 1.1 (Certain Definitions) of the Agreement shall be amended and restated in its entirety, as follows:

“Target Net Working Capital” means [**] dollars ($[**]).”

10. A new definition shall be included in Section 1.1 (Certain Definitions) of the Agreement, as follows:

“First Amendment” means that certain First Amendment to this Agreement, dated as of the Closing Date, by and among the parties hereto.”

11. A new definition shall be included in Section 1.1 (Certain Definitions) of the Agreement, as follows:

“Allocation Agreement” means that certain Acuerdo Earn-Out, to be entered into at the Closing by and among the Moneda Shareholders, substantially in the form set forth in Exhibit C to the First Amendment.”

12. A new Section 5.21 shall be included in Article 5 (Covenants) of the Agreement, as follows:

“Section 5.21 Next Generation Retention Plan. PIL shall cause each Moneda Entity to deliver a counterpart to each Next Generation Retention Plan Agreement to which such Moneda Entity is a Party, duly executed by such Moneda Entity; provided that the aggregate amounts payable under the Next Generation Retention Plan Agreements, taken as a whole, shall not exceed the Bonus Amount Provision.”

13. The definition of “Moneda Entities” in Section 1.1 (Certain Definitions) of the Agreement shall be amended and restated in its entirety, as follows:

“Moneda Entities” means, collectively, the Acquired Companies, together with the legal entities set forth in Annex C hereto; provided that with respect to a Specified Individual, Key Person, executive or employee subject to a Specified Transfer of Employment, for purposes of Section 2.12(b), Section 2.12(c) and Section 5.16, the definition of “Moneda Entities” shall be deemed to include PIL or any of its Affiliates (including after the Closing, the Moneda Entities) that at any time employs any Specified Individual, Key Person, executive or employee, as applicable.”

14. A new definition shall be included in Section 1.1 (Certain Definitions) of the Agreement, as follows:

“Specified Transfer of Employment” means, with respect to a Specified Individual, Key Person or other executive or employee of a Moneda Entity, the transfer of employment of such Specified Individual, Key Person, executive or employee, from a Moneda Entity (or, after the Closing, PIL or any Affiliate of PIL) to PIL or any of its Affiliates (including, after the Closing, any Moneda Entity), as applicable, including, in each case, by employment substitution (sustitución patronal), termination and rehire, secondment or any other manner.”

15. Section 2.12(b) of the Agreement shall be amended and restated in its entirety, as follows:

“(b) The payment to each Moneda Shareholder of the first Specified Payment shall be subject to the condition precedent that (i) a period of two (2) years after the Closing Date elapses, and (ii) during such period, the individual set forth opposite such Moneda Shareholder’s name in Annex A (each individual, a “Specified Individual”) hereto has not voluntarily resigned its employment with the Moneda Entities or otherwise been terminated for Cause; provided that any resignation, or termination in connection with a Specified Transfer of Employment, shall not constitute a failure to satisfy the condition set forth in this clause.”

16. Section 2.12(c) of the Agreement shall be amended and restated in its entirety, as follows:

“(c) The payment to each Moneda Shareholder of the second Specified Payment shall be subject to the condition precedent that (i) a period of three (3) years after the Closing Date elapses, and (ii) during such period, the individual set forth opposite such Moneda Shareholder’s name in Annex A hereto has not voluntarily resigned its employment with the Moneda Entities or otherwise been terminated for Cause; provided that any resignation or termination in connection with a Specified Transfer of Employment, shall not constitute a failure to satisfy the condition set forth in this clause.”

17. Section 5.9(b)(i)(x) of the Agreement shall be amended and restated in its entirety, as follows:

“(x) prepare and file as promptly as required by Applicable Law, but in any event no later than October 10, 2021, all filings, registrations, and notifications necessary or advisable to make in connection with the Requisite Regulatory Approvals,”

18. Section 2.5(a) (Stock Purchase Cash Consideration) of the Agreement shall be amended and restated in its entirety, as follows:

“Stock Purchase Cash Consideration. At the Closing, in consideration for the purchase of the Cash Purchase Shares, PIL Uruguay shall, and PIL shall cause PIL Uruguay to, pay to each Moneda Shareholder, by wire transfer of immediately available funds to the account or accounts as may be designated by such Moneda Shareholder in accordance with Section 11.8 (Notices), its Pro Rata Share of an aggregate amount of cash in dollars (the “Closing Cash Consideration Payment”) equal to (x) the Base Cash Consideration plus or minus, as applicable, (y) the Estimated Initial Adjustment Amount (as calculated by the Representatives in the Estimated Closing Statement).”

19. Section 5.11 (D&O Indemnification and Insurance) of the Agreement shall be amended and restated in its entirety, as follows:

“Section 5.11 D&O Indemnification and Insurance. As soon as reasonably practicable after the Closing Date, but in any event no later than forty-five (45) days from the Closing Date, PIL shall, or shall cause one or more Moneda Entities to, at PIL’s cost, obtain with effect from and after the Closing Date and shall, or shall cause such Moneda Entities to, maintain in effect for six (6) years after the Closing Date a “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy (the “Current Policy”) covering the directors and officers of the Moneda Entities and the officers of the Company Funds and members of the Fund Boards with respect to matters occurring prior to the Closing and having coverage limits in the same aggregate amount as provided in the current policy for such six-year (6-year) period and terms and conditions otherwise no less advantageous to the indemnitees than the terms and conditions of the current policy covering the directors and officers of the Moneda Entities and officers of the Company Funds and members of the Fund Boards; provided that, if PIL has not provided evidence reasonably satisfactory to the Representatives of the foregoing coverage or of coverage to avoid any gap while longer term coverage is finalized within twenty five (25) days from the Closing Date, the Representatives may elect at their discretion to negotiate and obtain D&O insurance coverage to avoid any gap, at PIL’s cost.”

20. Section 5.16 (Allocation of Bonus Amounts to Moneda Entities’ Executives) of the Agreement shall be amended and restated in its entirety, as follows:

“Section 5.16 Allocation of Bonus Amounts to Moneda Entities’ Executives. For the 2022 – 2026 calendar years, PIL shall cause the Moneda Entities to reserve for the benefit of, and deliver to, the Moneda Entities’ executives and employees (including any executive or employee subject to a Specified Transfer of Employment) an amount calculated in accordance with the definition of Bonus Amount Provision. After the expiration of such five-year period, PIL shall cause all bonus amounts payable to such executives and employees to be determined and delivered by reference to the compensation and benefits policies (including fee-related earnings allocation) of PIL; provided, that the Company’s executives and employees (including any executive or employee subject to a Specified Transfer of Employment) shall be treated no less favorably with respect thereto at any time, than similarly situated executives and employees of PIL and its Affiliates.”

21. Section 6.2(d) of the Agreement shall be amended and restated in its entirety, as follows:

“(d) Key Person. Each Key Person shall (i) continue to devote its business time to the Moneda Entities substantially as devoted as of the date hereof, or otherwise be employed on active status by a Moneda Entity as of the Closing, and (ii) not have provided notice, resigned or otherwise indicated in writing that such individual will terminate or cease its duties, role or employment on or after the Closing (other than as to Juan Luis Rivera, any termination, stoppage or other interruption of his duties, role or employment solely as a result of restrictions on working or residing in the United States resulting from the expiration, termination or loss of validity of his existing E-2 visa or any rights thereunder in accordance with U.S. immigration Applicable Law due to the consummation of the Transactions).”

22. Notwithstanding anything in the Agreement to the contrary, the Parties acknowledge and agree that:

(a) as to the matters required by Section 5.20 (Certain Regulatory Matters) of the Agreement in relation to the Economic Substance (Companies and Limited Partnerships) Act, 2018 (as amended) of the British Virgin Islands (the “Economic Substance Regime”), the Parties have agreed that PIL shall cause, the compliance and remediation of any past non-compliance by the BVI Advisor with the Economic Substance Regime as set forth in item 1 of Annex E to the Agreement to be undertaken by the Moneda Entities after the Closing, including by implementing, among others, one or more of the following actions: (i) terminating the investment management agreement currently in place between the BVI Advisor and Moneda Latin American Corporate Debt, and any other investment management agreement that may be entered into after the date hereof (the Company Funds party to such investment management agreements, collectively, the “Specified Funds”), (ii) entering into new investment management agreements between each Specified Fund and a newly formed Affiliate of PIL organized by PIL in the Cayman Islands after the Closing, (iii) amending the Permits held by the BVI Advisor to remove the Permit for investment management granted thereto, and (iv) preparing and filing all Governmental Filings necessary or advisable to make in connection with the actions set forth in this clause (a) (collectively, the “Specified Actions”);

(b) as a result, the Parties agree that the Specified Actions shall occur as soon as reasonably practicable following the Closing; and

(c) the fact that Specified Actions may be taken after the Closing, shall not diminish the PIL Indemnitees’ rights to indemnification pursuant to Section 9.2(a)(iv) of the Agreement.

23. Notwithstanding anything in the Agreement to the contrary (including in Section 1.1 (Certain Definitions), the Accounting Framework, Section 2.9 (Stock Purchase Cash Consideration; Adjustments), Section 2.10 (Adjusted Net Income Adjustment), Section 2.11 (Earn-Out), Section 5.1 (Conduct of Business), Section 8.1 (Tax Indemnification) and Section 9.2 (Indemnification by the Moneda Shareholders)), the Parties acknowledge and agree that:

(a) on November 23, 2021, the Representatives provided to PIL the Estimated Closing Statement, in accordance with Section 2.9(a) (Estimated Initial Adjustment Amount) of the Agreement (the “11/23/2021 Estimated Closing Statement”);

(b) based on its review of the 11/23/2021 Estimated Closing Statement, PIL has requested that the Moneda Shareholders cause the Moneda Entities to deliver certain dividends or other distributions to the Moneda Shareholders (the “Moneda Dividend Transactions”), and the Moneda Shareholders are willing to accommodate such request, and implement the Moneda Dividend Transactions, subject to the terms and conditions set forth in this First Amendment;

(c) the Moneda Dividend Transactions shall include the following:

(i)

causing the BVI Advisor to declare a dividend not to exceed an aggregate pre-Tax basis amount equal to [**] dollars ($[**]), and deliver such dividend or other distribution to MAM II SpA (the “BVI Advisor Dividend”);

(ii)

causing MAM II SpA to declare a dividend or other distribution not to exceed an aggregate pre-Tax basis amount equal to [**] dollars ($[**]), and deliver such dividend or other distribution to the Moneda Shareholders;

(iii)	causing the Chilean Advisor to declare a dividend not to exceed an aggregate pre-Tax basis amount equal to [**] pesos (CLP$[**]), and deliver such dividend or other distribution to the Company;

(iv)

causing the Company to declare a dividend not to exceed an aggregate pre-Tax basis amount equal to [**] pesos (CLP$[**]), and deliver such dividend or other distribution to the Moneda Shareholders; and

(v)

implementing certain intercompany financing arrangements among the Moneda Entities for the purpose of effecting the Moneda Dividend Transactions, as well as implementing the following two (2) loans evidenced through promissory notes, and (the “Dividend Financing Arrangements”): (i) a [**] dollars ($[**]) loan between Inversiones Puerto Aventura Limitada on one hand, and the BVI Advisor on the other, and (ii) a [**] dollars ($[**]) loan between Futrono Corp. SpA on one hand, and the BVI Advisor on the other, in each case to finance the dividends set forth in the foregoing clause (i), and causing the Moneda Entities to make any payment that may be required in connection with, or as a result of, the Dividend Financing Arrangements.

The Moneda Dividend Transactions shall be, and shall be deemed to be, expressly approved and consented to, and any and all notices or consultation or other rights (except only as set forth in clause (e) of this Section 23 in connection with the MAM II Tax) in connection therewith, waived by, PIL, PIL Uruguay and their Affiliates, for all purposes under the Agreement;

(d) in furtherance of the foregoing, prior to the date hereof, the Moneda Shareholders revised the 11/23/2021 Estimated Closing Statement to reflect the Moneda Dividend Transactions, and provided such revised statement to PIL (the “Revised Statement”), which for all purposes under the Agreement shall be, and shall be deemed to be, the Estimated Closing Statement delivered in accordance with Section 2.9(a) (Estimated Initial Adjustment Amount) of the Agreement;

(e) other than in connection with the calculation of the Closing Date Cash, the Moneda Dividend Transactions shall not have a negative impact to the Moneda Shareholders pursuant to or in accordance with the calculation of the Total Cash Consideration, including to the effect that the amount of any cost related thereto (including any resulting tax effect), shall increase the Adjusted Net Income and the Adjusted Net Income 2021; and

(f) PIL agrees to indemnify and hold harmless the Moneda Shareholder Indemnitees from and against any and all Taxes and Losses that any Moneda Shareholder Indemnitee may suffer or incur, or become subject to, by reason of, resulting from, relating to, in connection with, or arising out of any portion of the Moneda Dividend Transactions, other than the Chilean Impuesto a la Renta de Primera Categoría that may be payable by MAM II SpA with respect to any remesa in connection with the BVI Advisor Dividend (the “MAM II Tax”). PIL undertakes to pay directly, when due, any and all such Taxes (other than the MAM II Tax), fees, costs and expenses related to any Third Party Claim in connection with the Moneda Dividend Transactions and the preparation of the defense thereof.

24. Futrono Investment SpA and Inversiones Oropax (sociedad colectiva civil), hereby designate, appoint, authorize and empower the Representatives to act as the representatives, agent, proxy and attorney-in-fact for and on behalf of each of Futrono Investment SpA and Inversiones Oropax (each a Moneda Shareholder as set forth in Annex A of the Agreement) with respect to all matters or Proceedings related to each covenant and agreement contained in the Transaction Agreements and any other matters relating to the rights and obligations of the Moneda Shareholders arising, directly or indirectly, from or taken, directly or indirectly, in connection with the Transactions, the Transaction Agreements or any agreement or instrument related thereto or contemplated thereby, and the Representatives hereby accept such appointment, which shall include the power and authority to act on the same terms as set forth in Section 11.5 (Moneda Shareholders’ Representatives) of the Agreement.

25. Each Moneda Shareholder hereby waives the right to receive the dividend of [**] dollars ($[**]) per share declared to record holders of common stock of PIL at the close of business on December 2, 2021, that will be paid on December 16, 2021.

26. The reference in Section 2.11(a) (Calculation of Earn-Out Amount) to the “Weighted Net Income Margin” shall be and shall be deemed replaced by, reference to “Weighted Adjusted Net Income Margin”.

27. The reference in Section 2.11(f) to “fifteen (15) days” shall be and shall be deemed replaced by, reference to “thirty (30) days”.

28. Except as expressly set forth herein, (a) this First Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties hereto or any other party under the Agreement, the Ancillary Agreements, or the documents delivered pursuant thereto, and (b) shall not alter, modify, amend or in any way affect any of the terms or conditions contained in the Agreement, the Ancillary Agreements, or the documents delivered pursuant thereto, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

29. Upon the execution hereof, this First Amendment and the Agreement shall constitute one agreement. The term “Agreement”, as used in the Agreement, shall mean the Agreement as amended by this First Amendment, although this change shall not alter the dates as of which any provision of the Agreement speaks. For example, phrases such as “as of the date hereof” and “as of the date of this Agreement” shall continue to refer to September 3, 2021, the date that the Agreement was executed.

30. Article 11 (Miscellaneous) of the Agreement shall apply mutatis mutandis to this First Amendment.

[The remainder of this page has been intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed the day and year first above written.

PATRIA INVESTMENTS LIMITED

By:	[**]
Name: [**] Title: [**]

PATRIA INVESTMENTS LATAM S.A.

By:	[**]
Name: [**] Title: [**]

[Signature Page to First Amendment]

MONEDA ASSET MANAGEMENT SPA

By:	[**]
Name: [**] Title: [**]

By:	[**]
Name: [**] Title: [**]

[Signature Page to First Amendment]

INVERSIONES PUERTO AVENTURA LIMITADA

INVERSIONES OROBANCA SPA

INVERSIONES FINANCIERAS S.A.

INVERSIONES Y ASESORÍAS SANTA LORETO LIMITADA

ASESORÍAS E INVERSIONES TRIALMA LIMITADA

INVERSIONES LEPRECHAUN SPA

INVERSIONES LIRCAY SPA

ASESORÍAS E INVERSIONES MORALEJA SPA

JADRESIC ASESORÍAS E INVERSIONES SPA

ASESORÍAS E INVERSIONES IOU LIMITADA

INVERSIONES RONIN 2 LIMITADA

FUTRONO CORP. SPA
(formerly, Inversiones Orobanca Limitada)

By:	[**]
Name: [**]
Title: Representative [**]

By:	[**]
Name: [**]
Title: Representative [**]

[Signature Page to First Amendment]

FUTRONO INVESTMENT SPA

By:	[**]
Name: [**]
Title: [**]

[Signature Page to First Amendment]

INVERSIONES OROPAX

By:	[**]
Name: [**]
Title: [**]

[Signature Page to First Amendment]

PABLO ECHEVERRÍA BENÍTEZ

By:	/s/ Pablo Echeverría Benítez
(solely for purposes of Article 10 and Article 11 of the Agreement)

[Signature Page to First Amendment]

FERNANDO TISNÉ MARITANO

By:	/s/ Fernando Tisné Maritano
(solely for purposes of Article 10 and Article 11 of the Agreement)

[Signature Page to First Amendment]

JUAN LUIS RIVERA PALMA

By:	/s/ Juan Luis Rivera Palma
(solely for purposes of Article 10 and Article 11 of the Agreement)

[Signature Page to First Amendment]

ALFREDO REYES VALDERRAMA

By:	/s/ Alfredo Reyes Valderrama
(solely for purposes of Article 10 and Article 11 of the Agreement)

[Signature Page to First Amendment]

ALFONSO DUVAL GARCÍA- HUIDOBRO

By:	/s/ Alfonso Duval García-Huidobro
(solely for purposes of Article 10 and Article 11 of the Agreement)

[Signature Page to First Amendment]

ALEJANDRO OLEA GONZÁLEZ

By:	/s/ Alejandro Olea González
(solely for purposes of Article 10 and Article 11 of the Agreement)

[Signature Page to First Amendment]

JAVIER MONTERO SER

By:	/s/ Javier Montero Ser
(solely for purposes of Article 10 and Article 11 of the Agreement)

[Signature Page to First Amendment]

ESTEBAN JADRESIC MARINOVIC

By:	/s/ Esteban Jadresic Marinovic
(solely for purposes of Article 10 and Article 11 of the Agreement)

[Signature Page to First Amendment]

VICENTE BERTRAND DONOSO

By:	/s/ Vicente Bertrand Donoso
(solely for purposes of Article 10 and Article 11 of the Agreement)

[Signature Page to First Amendment]

EZEQUIEL CAMUS IBAÑEZ

By:	/s/ Ezequiel Camus Ibañez
(solely for purposes of Article 10 and Article 11 of the Agreement)

[Signature Page to First Amendment]

EXHIBIT A

Pre-Closing Reorganization

Exhibit A-1

EXHIBIT B-1

[**]

Exhibit B-1-1

EXHIBIT B-2

[**]

Exhibit B-2-1

EXHIBIT B-3

[**]

Exhibit B-3-1

EXHIBIT C

[**] (see attached)

Exhibit C-1

ANNEX A

Moneda Shareholders

[**]

ANNEX B

Shareholder Guarantors

[**]